                                                                   Exhibit 6.31

                                 LEASE AGREEMENT


In consideration of the rents and covenants hereinafter set forth, ROEBBELEN LAND COMPANY, a California limited partnership, (hereinafter referred to as Landlord), hereby leases to FOOD EXTRUSION, INC., a Nevada corporation, (hereinafter referred to as Tenant), and Tenant hereby rents from Landlord, Suites D, E, and F, 1261 Hawks Flight Court, El Dorado Hills, California, 95762, (hereinafter referred to as Premises) consisting of approximately 1,120 square feet of office space and 8,960 square feet of warehouse space, upon the following terms and conditions;

 1. Term: The term shall commence on October 1, 1996, and expire on September 30, 2006. The Tenant shall have the unilateral right to terminate the Lease at the end of the fifth lease year on September 30, 2001, by giving the Landlord six months prior written notice of its intention to terminate the Lease.

 2. Rent: The rent payments are scheduled on the "Rent Rider" attached to this Lease and are summarized as follows:

           October 1, 1996 through September 30, 1998$47,712.00 per year October 1, 1998 through September 30, 2000$48,904.80 per year October 1, 2000 through September 30, 2002$50,127.42 per year October 1, 2002 through September 30, 2004$51,380.61 per year October 1, 2004 through September 30, 2006$52,665.12 per year

      The rent shall be paid in advance in annual installments on October 1st of each lease year in the amounts stipulated above and on the Rent Rider. The first annual installment of rent in the amount of $47,712.00 shall be due on October 1, 1996, for the period from October 1, 1996, through September 30, 1997. All rents shall be paid to Landlord or its authorized agent at 1241 Hawks Flight Court, El Dorado Hills, California 95762, or at such other places as may be designated by Landlord from time to time. In the event rent is not paid within fifteen (15) days after the due date, the Tenant agrees to pay a late charge of $250.00 plus interest at 11/2% per month on the delinquent amount. The late charge is not a grace period, and the Landlord is entitled to make written demand for any rent if not paid when due. Any unpaid balances remaining after termination of occupancy are subject to 11/2% interest per month or the maximum rate allowed by law.

 3. Security Deposit: The Tenant shall not be required to pay a security deposit to the Landlord.

 4. Use: The Premises are to be used for general office, food processing, laboratory testing of food products, warehouse, shipping and receiving. The Tenant shall at all times have ingress and egress rights through the gated yard at the rear of the Premises for shipping and receiving.

 5. Uses Prohibited: Tenant shall not use any portion of the Premises for purposes other than those specified hereinabove, and no use shall be made or permitted to be made upon the Premises, nor acts done, which will increase the existing rate of insurance upon the property, or cause cancellation of insurance policies covering said property.

 6. Assignment and Subletting: Tenant shall not assign this lease or sublet any portion of the Premises without prior written consent of the Landlord, which shall not be unreasonably withheld. Any such assignment or subletting without consent shall be void and, at the option of the Landlord, may terminate this Lease.

 7. Ordinances and statutes: Tenant shall comply with all statutes, ordinances and requirements of all municipal, state and federal authorities now in force, or which may hereafter be in force, pertaining to the Premises, occasioned by or affecting the use thereof by Tenant. The commencement or pendency of any state or federal court abatement proceeding affecting the use of the premises shall, at the option of the Landlord, be deemed a breach hereof

 8. Maintenance, Repairs, Alterations: Tenant acknowledges that the Premises are in good order and repair. Tenant shall, at its own expense and at all times, maintain the Premises in good and safe condition, including: a) plumbing maintenance and repairs of restroom facilities, hot water heaters, water fountains, sinks and drains, b) replacement of all light bulbs and tubes, c) periodic carpet cleaning and interior painting. Tenant shall, at its own expense, provide for janitorial services within the Premises. Tenant shall surrender the Premises at termination hereof, in as good condition as received, normal wear and tear excepted.

     Landlord shall maintain and repair at its cost heating, ventilating, and air conditioning systems, (i.e. HVAC systems), the roof, exterior walls, and structural foundations. Landlord shall maintain in good and clean condition sidewalks, driveways, the parking lot, lawns, shrubbery, the exterior of the plate glass windows and building exterior walls.

     No improvement or alteration of the Premises shall be made without the prior written consent of the Landlord. Prior to the commencement of any substantial repair, improvement, or alteration, Tenant shall give Landlord at least two (2) days written notice in order that Landlord may post appropriate notices to avoid any liability for liens.

     Tenant shall not commit any waste upon the Premises, or any nuisance or act which may disturb the quiet enjoyment of any tenant in the building.

  9. Mechanics' Liens: The Tenant agrees that it will pay or cause to be paid all costs for work done by it or caused to be done by it on the Premises, and the Tenant will keep the premises free and clear of all mechanics' liens and other liens on account of work done for the Tenant or persons claiming under it. The Tenant agrees to and shall indemnify, defend and save the Landlord free and harmless against any and all liability, loss, damage, costs, attorneys' fees and all other expenses on account of claims of lien of laborers or materialmen or others for work performed or materials or supplies furnished for the Tenant or persons claiming under it.

 10. Entry and Inspection: Tenant shall permit Landlord or Landlord's agent to enter upon the Premises at reasonable times and upon reasonable notice, for the purpose of inspecting the same, and will permit Landlord at any time within sixty (60) days prior to the expiration of this Lease, to place upon the Premises any usual "For Lease" signs, and permit persons desiring to lease the same to inspect the Premises thereafter.

 11. Indemnification of Landlord: Landlord shall not be liable for any damage or injury to Tenant, or any other person, or to any property, occurring on the demised Premises or any part thereof, and Tenant agrees to hold Landlord harmless from any claims for damages, no matter how caused.

 12. Possession: If Landlord is unable to deliver possession of the premises at the commencement hereof, Landlord shall not be liable for any damage caused thereby, nor shall this Lease be void or voidable, but Tenant shall not be liable for any rent until possession is delivered. Tenant may terminate this Lease if possession is not delivered within ninety (90) days of the commencement of the term hereof.

 13. Tenant's Insurance: Tenant, at its expense, shall maintain plate glass and public liability insurance including bodily injury and property damage insuring Tenant and Landlord with minimum coverage of $500,000. Tenant shall provide Landlord with a Certificate of Insurance showing Landlord as additional insured. The policy shall require ten (10) day's written notice to Landlord prior to cancellation or material change of coverage.

 14. Landlord's Insurance: Landlord shall maintain hazard insurance covering one hundred percent replacement cost of the improvements throughout the Lease term. Landlord's insurance will not insure Tenant's personal property.

 15. Subrogation: To the maximum extent permitted by insurance policies which may be owned by Landlord or Tenant, Landlord and Tenant for the benefit of each other, waive any and all rights of subrogation which might otherwise exist.

 16. Utilities: Tenant shall be responsible for the payment of telephone, natural gas and electric utilities. Landlord shall be responsible for the payment of sanitary sewer and water utilities.

 17. Signs: Tenant shall not construct any signs without the prior written consent of Landlord, which consent shall not be unreasonably withheld. Any and all signs constructed by Tenant must be in accordance with the Covenants, Conditions and Restrictions prescribed by the Owners Association of the El Dorado Hills Business Park where the Premises are located.

 18. Abandonment of Premises: Tenant shall not vacate or abandon the Premises at any time during the term hereof, and if Tenant shall abandon or vacate the Premises, or be dispossessed by process of law, or otherwise, any personal property belonging to Tenant left upon the Premises shall be deemed to be abandoned, at the option of Landlord.

 19. Condemnation: If any part of the Premises shall be taken or condemned for public use, and a part thereof remains which is susceptible of occupation hereunder, the Lease shall, as to the part taken, terminate as of the date the condemnor acquires possession, and thereafter Tenant shall be required to pay such proportion of the rent for the remaining term as the value of the Premises remaining bears to the total value of the Premises at the date of condemnation; provided however, that Landlord may at its option terminate this Lease as of the date the condemnor acquires possession. In the event that the demised premises are condemned in whole, or that such portion is condemned that the remainder is not susceptible for use hereunder, this Lease shall terminate upon the date upon which the condemnor acquires possession. All sums which may be payable on account of any condemnation shall belong to the Landlord, and Tenant shall not be entitled to any part thereof, provided however, that Tenant shall be entitled to retain any amount awarded to him for its trade fixtures or moving expenses.

 20. Trade Fixtures: Any and all improvements made to the Premises during the term hereof shall belong to the Landlord, except trade fixtures of the Tenant. Tenant may, upon termination hereof, remove all its trade fixtures, but shall repair or pay for all repairs necessary for damages to the Premises occasioned by removal.

 21. Destruction of Premises: In the event of a partial destruction of the premises during the term hereof, from any cause, Landlord shall forthwith repair the same, provided that such repairs can be made within sixty (60) days under existing governmental laws and regulations, but such partial destruction shall not terminate this Lease, except that Tenant shall be entitled to proportionate reduction of rent while such repairs are being made, based upon the extent to which the making of such repairs shall interfere with the business of Tenant on the Premises. If such repairs cannot be made within said sixty (60) days, Landlord, at its option, may make the same within a reasonable time, this Lease continuing in effect with the rent proportionately abated as aforesaid, and in the event that Landlord shall not elect to make such repairs which cannot be made within
     (60) days, this Lease may be terminated at the option of either party.

     In the event the building in which the demised Premises may be situated is destroyed to an extent of not less than one-third of the replacement costs thereof, Landlord may elect to terminate this Lease whether the demised Premises be insured or not.

 22. Hazardous Materials: Tenant shall not use, store or dispose of any hazardous substances upon the Premises, except use and storage of such substances if they are customarily used in Tenant's business, and such use and storage complies with all environmental laws. Hazardous substances means any hazardous waste, substance or toxic materials regulated under any environmental laws or regulations applicable to the property.

 23. Insolvency: In the event a receiver is appointed to take over the business of Tenant, or in the event Tenant makes a general assignment for the benefit of creditors, or Tenant takes or suffers any action under any insolvency or bankruptcy act, the same shall constitute breach of this Lease by Tenant.

 24. Defaults by Tenant: In the event of any breach of this Lease by Tenant, Landlord may, at its option, terminate the Lease and recover from Tenant:
     (a) the worth at the time of the award of the unpaid rent which was earned at the time of the termination; (b) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of the award exceeds the amount of such rental loss that the Tenant proves could have been reasonably avoided; c. the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; and (d) any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant's failure to perform its obligations under the Lease or which in the ordinary course of things would be likely to result therefrom.

     Landlord may, in the alternative, continue this Lease in effect, as long as Landlord does not terminate Tenant's right to possession, and Landlord may enforce all its rights and remedies under the Lease, including the right to recover the rent as it becomes due under the Lease. if said breach of Lease continues, Landlord may, at any time thereafter, elect to terminate the Lease.

     Nothing contained herein shall be deemed to limit any other rights or remedies which Landlord may have.

 25. Defaults by Landlord: In the event Landlord shall neglect or fail to perform or observe any of the covenants, provisions, or conditions contained in this Lease within thirty (30)days after written notice of default (or if more than thirty (30) days shall be required because of the nature of default, if Landlord shall fail to proceed diligently to cure such default after written notice thereof) then in that event Landlord shall be responsible to Tenant for any and all damages sustained by Tenant as result of Landlord's breach.

     If the Premises or any part thereof are at any time subject to a mortgage or a deed of trust and this Lease or the rentals due from Tenant hereunder are assigned to such mortgagee, trustee or beneficiary (Assignee) and Tenant is given written notice thereof, including the post office address to such Assignee, then Tenant shall give written notice to such Assignee, specifying the default in reasonable detail, and affording such Assignee a reasonable opportunity to make performance for and on behalf of Landlord. If and when the same Assignee has made performance on behalf of the Landlord, such default shall be deemed cured.

     If, after such notice to Landlord and Assignee if any, Landlord and Assignee shall fail to cure such default as provided herein, Tenant shall have the right to cure any such default and offset the cost to cure the default, including all costs and attorney's fees incurred to cure such default or breach of Lease, against any rental due under this Lease.

 26. Attorney's Fee and Costs: In any action or proceeding involving a dispute between Landlord and Tenant arising out of the execution of this Lease, or to enforce other terms and conditions of this Lease, or to recover possession of the Premises from Tenant, the prevailing party shall be entitled to receive from the other party a reasonable attorney's fee, expert fees, appraisal fees and all other costs incurred in connection with such action or proceedings, to be determined by the court.

 27. Waiver: No failure of Landlord to enforce any term hereof shall be deemed to be a waiver.

 28. Notices: Any notice which either party may or is required to file, shall be given by mailing the same, postage prepaid, t6 Tenant or Landlord, at the address shown below, or at such other places as may be designated by the parties from time to time.

     Landlord:             Roebbelen Land Company

                                            1241 Hawks Flight Court,
                                            Suite 100
                                            El Dorado Hills, California 95762

     Tenant:                                Food Extrusion, Inc.
                                            1241 Hawks Flight Court,
                                            Suite 103
                                            El Dorado Hills, California 95762

 29. Holding Over: Any holding over after the expiration of the Lease, with the consent of Landlord, shall be construed as a month4o-month tenancy at a rental of $4,700.00 per month, otherwise in accordance with the terms hereof, as applicable.

 30. Time: Time is of the essence in this Lease.

 31. Heirs, Assigns, Successors: This Lease is binding upon and inures to the benefit of the heirs, assigns and successors in interest to the parties.

 32. Landlord's Liability: The term "Landlord", as used in this paragraph, shall mean only the owner of the real property. In the event of any transfer of such title or interest, the Landlord named herein (or the grantor in case of any subsequent transfers) shall be relieved of all liability related to Landlord's obligations to be performed after such transfer. Provided, however, that any funds in the hands of Landlord or Grantor at the time of such transfer shall be delivered to Grantee. Landlord's obligations hereunder shall be binding upon Landlord's successors and assigns only during their respective periods of ownership.

 33.  Estoppel Certificate:

     (a) Tenant shall at any time upon not less than ten (10) days prior written notice from Landlord execute, acknowledge and deliver to Landlord a statement in writing (1) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect), the amount of any security deposit, and the date to which the rent and other charges are paid in advance, if any, and (2) acknowledging edging that there are not, to Tenant's knowledge, any uncured defaults on the part of Landlord hereunder or specifying such defaults if any are claimed. Any such statement may be conclusively relied upon by any prospective buyer or encumbrancer to the premises.

     (b) At Landlord's option, Tenant's failure to deliver such statement within such time shall be a material breach of this Lease or shall be conclusive upon Tenant (1) that this Lease is in lull force and effect, without modification except as may be represented by Landlord, (2) that there are no uncured defaults in Landlord's performance, and (3) that not more than one year's rent has been paid in advance or such failure may be considered by Landlord as a default by Tenant under its Lease.

     (c) If Landlord desires to finance, refinance, or sell the Premises, or any part thereof, Tenant hereby agrees to deliver to any lender or buyer designated by Landlord such financial statements of Tenant as may be reasonably required by such lender or buyer. Such statement shall include the past three years' financial statement of Tenant. All such financial statements shall be received by Landlord and such lender or buyer in confidence and shall be used only for the purposes herein set forth.

 34.  Tenant Improvements:

     Landlord's Work and Obligations: The Landlord shall, at Landlord's expense:

      a. In the warehouse portion of the Premises: Demolish all existing improvements except the demising wall between Suites D and E; Plaster and resurface any damaged walls; Paint all walls which will be exposed after Tenant's work is completed; Repair any damaged ceiling insulation; Remove existing carpet; Repair the spring system in the overhead door in Suite E, and Sweep clean the floor.

      b. In the office portion of Suite D: Repaint all interior walls; Replace all damaged and stained ceiling tiles; Clean the restroom and storage room, and Pay a carpet replacement allowance to the Tenant in an amount equal to the lesser of actual invoice cost or $1,500.

      c. Pay the Tenant's actual cost for architectural design of the tenant improvements, but not to exceed a total cost of $10,000, per the contract with Dow & Associates, attached to this Lease as Exhibit A.

      d. Repair an asphalt section of approximately 5 feet by 5 feet located in the gated yard immediately outside of the overhead door to Suite D as shown on Exhibit B.

      e. Remove an asphalt section of approximately five feet by fifteen feet at the top of the depressed truck dock and replace with reinforced concrete as shown on Exhibit B.

      f. Extend the entry sidewalk to equal the width of the double doors located at the common column between and at the front entrance to Suites E and F as shown on Exhibit B.

      g. Construct a stairway between parking lots as shown on Exhibit B.

     Tenant's Work and Obligations: The Tenant shall, at Tenant's expense.

      a. Complete the tenant improvements per Exhibit C, including the cost of any new HVAC units and systems, additional electrical capacity and telephone trunk lines. Tenant shall contract for the improvements and pay all costs of the improvements including permits and fees.

ENTIRE AGREEMENT: The foregoing constitutes the entire agreement between the parties and may be modified only by a writing signed by both parties. The following Exhibits have been made a part of this Lease before the parties' execution hereof

           Rent Rider;
           Exhibit A - Architect's Contract;
           Exhibit B - Site Plan depicting Landlord's exterior work, and Exhibit C - Tenant's Remodel Floor Plan.

In Witness Whereof, the Landlord and Tenant have duly executed this Lease on July 11th 1996.

LANDLORD:                                            TENANT:

ROEBBELEN LAND COMPANY                               FOOD EXTRUSION, INC.
A California limited partnership                     A Nevada corporation

By:/s/ David Thuleen                                 By:/s/ D.L. McPeak
   -----------------                                    ---------------
David Thuleen                                        Daniel McPeak
General Partner                                      Chairman of the Board

                                    EXHIBIT A
  1261 Hawks Flight Court, Suite Bo El Dorado Hills, CA 95762 o (916) 933-5534
                                DOW & ASSOCIATES
                             Architecture Planning


May 13, 1996

Mr. Bob Brown
Roebbelen Land Company
1440 Hawk's Flight Court
El Dorado Hills, CA  95762

Re:      Proposal
         FoodEx Tenant Improvements
         1261 Hawk's Flight Court, Suite E

Dow & Associates will provide working drawings for interior tenant improvements for the subject project based on preliminary drawings presented by the Tenant including all architectural, mechanical, plumbing, electrical and title 24 energy documentation. Drawings and documentation will be insufficient detail to obtain a building permit from the El Dorado County

It is understood that the Tenant will hire and pay for the services of a specialist to design and prepare working drawings for the laboratory. Dow & Associates will incorporate this work into the permit drawings and supply all mechanical, plumbing and electrical services as required.

Design time has been included in this proposal for special ceiling and lighting treatment in the Secretary/Reception, Lobby and Conference areas. In the event that additional work is required for design, Owner or Tenant requested changes, ADA/Title 24 access compliance or other items not included in the scope of work listed above, it will be accomplished only upon written authorization from the Owner. Compensation to Dow & Associates will be at the rate of $75.00 per hour or by lump sum agreed upon at the time of authorization.

COMPENSATION

         Architectural
                  Dow & Associates                          $3,560

         Mechanical & Plumbing
                  McDermott Design                          $2,100

         Electrical
                  Chase Electrical Engineering              $2,900

         Title 24 Energy Documentation
                  McDermott Design                          $  400

         Plotting & printing through permit submittal       $  450
                                                            ------
         Total                                              $9,410

Proposal
FoodEx Tenant Improvements
Page 2


Compensation to be paid as follows:
         Payment #1:       50% due upon submittal to County for building permit.
         Payment #2:       50% due upon issuance of building permit.

WORK NOT INCLUDED

     Fire sprinkler design

     ADA or Title 24 handicap access design or drawings for items not directly related to these tenant improvements.

     Construction specifications other than that required for building permit.

     Printing for bidding or construction purposes.

     Building permit fees.

     Construction contract administration.

OWNERS & TENANT RESPONSIBILITIES

     Provide site plan of existing parking improvements. Specifications, color selections and material and equipment selections.

TERMINATION

Any agreement based on this proposal may be terminated by either party upon seven days written notice. In the event of termination not the fault of the Architect, The Architect shall be compensated for all services performed to termination date.


Sincerely,                                        Owner's Acceptance of Proposal
Dow & Associates


s/s Roderic S. Dow                                /s/Bob Brown
------------------                                ------------
Roderic S. Dow

                                   RENT RIDER

                              FOOD EXTRUSION, INC.

                   1261 Hawks Flight Court, Suites D, E, and F
                        El Dorado Hills, California 95762

                                                                                                                  RENT
Lease    Date               Rent   Per SF/Mo   Office            Per SF/Mo  Warehouse          Per SF/Mo   Total
Year    From      To     Escalator           Total/Mo  Total/Yr            Total/Mo  Total/Yr           Total/Mo Total/Yr
----    ----      --     ---------           --------  --------            --------  --------           -------- --------
 1    10/01/96 09/30/97     N/A      0.75     840.00  10,080.00   0.35     3,136.00  37,632.00   0.39   3,976.00 47,712.00

 2    10/01/97 09/30/98    0.00%     0.75     840.00  10,080.00   0.35     3,136.00  37,632.00   0.39   3,976.00 47,712.00

 3    10/01/98 09/30/99    2.50%     0.77     861.00  10,332.00   0.36     3,214.40  38,572.80   0.40   4,075.40 48,904.80

 4    10/01/99 09/30/00    0.00%     0.77     861.00  10,332.00   0.36     3,214.40  38,572.80   0.40   4,075.40 48,904.80

 5    10/01/00 09/30/01    2.50%     0.79     882.53  10,590.30   0.37     3,294.76  39,537.12   0.41   4,177.29 50,127.42

 6    10/01/01 09/30/02    0.00%     0.79     882.53  10,590.30   0.37     3,294.76  39,537.12   0.41   4,177.29 50,127.42

 7    10/01/02 09/30/03    2.50%     0.81     904.59  10,855.06   0.38     3,377.13  40,525.55   0.42   4,281.72 51,380.61

 8    10/01/03 09/30/04    0.00%     0.81     904.59  10,855.06   0.38     3,377.13  40,525.55   0.42   4,281.72 51,380.61

 9    10/01/04 09/30/05    2.50%     0.83     927.20  11,126.43   0.39     3,461.56  41,538.69   0.44   4,388.76 52,665.12

 10   10/01/05 09/30/06    0.00%     0.83     927.20  11,126.43   0.39     3,461.56  41,538.69   0.44   4,388.76 52,665.12

Cumulative Change, Yrs 1-10 10.38%   0.08      87.20   1,046.43   0.04       325.56   3,906.69   0.04    412.76   4,953.12

Notes: The premises as delivered to the Tenant by the Landlord consisted of improved office space of 1,120 square feet and standard warehouse space of 8,960 square feet.

         Office Area                1,120   sf
         Warehouse Area             8,960
                  Total            10,080   sf